STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LENSCARD CORPORATION

o FIRST: In a Joint Written Consent by the Board of Directors and the holders of a majority of the stock entitled to vote of LensCard Corporation (the
"Corporation"), resolutions were duly adopted authorizing the Corporation to change the name of the Corporation. The resolution setting forth the proposed amendment is as follows:

      NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority of section 242 of the General Corporation Law of the State of Delaware, the original Certificate of Incorporation of this Corporation shall be amended at Article numbered "FIRST" to read as follows:

      "The name of the Corporation is Innovative Card Technologies, Inc."

o SECOND: That, acting by Written Consent in lieu of a meeting, the holders of at least a majority of said Corporation's outstanding shares of capital stock consented to the foregoing amendment in accordance with Section 228 of the Delaware General Corporation Law.

o THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

o FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

      IN  WITNESS   WHEREOF,   the  undersigned   Corporation  has  caused  this
Certificate of Amendment of the Certificate of Incorporation to be signed by a duly authorized officer as of this 2nd day of June 2004.


                                        By: /s/ Alan Finkelstein
                                            ------------------------------------
                                                Alan Finklelstein, President